                                                                    EXHIBIT 99.5

                          GST TELECOMMUNICATIONS, INC.
                                      INDEX

                                                                     Page(s)
                                                                     -------

                          PART I: Financial Information

ITEM 1.  FINANCIAL STATEMENTS:
         Condensed Consolidated Balance Sheets
         --September 30, 2000 and December 31, 1999                        2
         Condensed Consolidated Statements of Operations
         --Three and Nine Months Ended September 30, 2000 and 1999         3
         Condensed Consolidated Statements of Cash Flows
         --Nine Months Ended September 30, 2000 and 1999                   4
         Notes to Condensed Consolidated Financial Statements            5-8
ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS                            9-15
ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
         RISK                                                             16

                           PART II: Other Information

ITEM 1.  LEGAL PROCEEDINGS                                                17
ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K                                 17
SIGNATURES                                                                18



                                        1

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


                          ITEM 1. FINANCIAL STATEMENTS

                          GST Telecommunications, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                      September 30,        December 31,
                                                         2000                 1999(1)
                                                     --------------       --------------
                            ASSETS
Current assets:
 Cash and cash equivalents                           $       30,740       $       42,983
 Restricted investments                                      10,152               19,828
 Accounts receivable, net                                    43,881               45,244
 Construction contracts receivable                           37,625               26,823
 Investments                                                    910               44,596
 Prepaid and other current assets                             8,519                8,562
                                                     --------------       --------------
    Total current assets                                    131,827              188,036
                                                     --------------       --------------
Restricted investments                                        3,510                9,848

Property and equipment, net                                 652,158              832,047

Other assets, net                                             2,661               82,698
                                                     --------------       --------------
    Total assets                                     $      790,156       $    1,112,629
                                                     --------------       --------------

             LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities not
subject to compromise:
 Accounts payable                                    $        1,214       $       30,579
 Accrued expenses                                            56,443               49,759
 Deferred revenue                                            12,307               10,066
 Current portion of capital lease
 obligations                                                     --                6,693
 Current portion of long-term debt                               --               17,466
                                                     --------------       --------------
    Total current liabilities not
    subject to compromise                                    69,964              114,563
                                                     --------------       --------------
Liabilities subject to compromise
(see Note 3)                                              1,322,642                   --

Long-term liabilities not subject to
compromise:
 Long-term interest payable                                      --               43,134
 Capital lease obligations, less
 current portion                                                 --               16,813
 Long-term debt, less current
 portion                                                         --            1,151,778
 Deferred revenue from construction
 contracts                                                   25,460                   --

Redeemable preference shares                                 74,008               69,688

Shareholders' deficit:
 Common shares                                              251,575              238,626
 Accumulated deficit                                       (953,493)            (566,523)
 Accumulated other comprehensive
 income                                                          --               44,550
                                                     --------------       --------------
    Total shareholders' deficit                            (701,918)            (283,347)
                                                     --------------       --------------
    Total liabilities and
    shareholders' deficit                            $      790,156       $    1,112,629
                                                     --------------       --------------


---------------

(1) The information in this column was derived from the Company's audited financial statements as of December 31, 1999.

           See notes to condensed consolidated financial statements.


                                        2

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




                          GST Telecommunications, Inc.
                 Condensed Consolidated Statements of Operations
               (In thousands, except share and per share amounts)
                                   (Unaudited)

                                      Three Months                    Nine Months
                                   Ended September 30,             Ended September 30,
                             ----------------------------    ----------------------------
                                 2000            1999            2000             1999
                             ------------    ------------    ------------    ------------
Revenues:
 Telecommunications
 services                    $     52,533    $     50,424    $    160,223    $    150,362
 Construction, facility
 sales and other                   11,965          53,692          24,563          98,979
 Product                               --           1,342             205           3,581
                             ------------    ------------    ------------    ------------
    Total revenues                 64,498         105,458         184,991         252,922
                             ------------    ------------    ------------    ------------
Operating costs and
expenses:
 Network expenses                  28,085          32,295          94,531          96,770
 Facilities
 administration and
 maintenance                        7,046           5,348          19,275          14,748
 Cost of construction
 revenues                           8,098          37,203          16,581          63,068
 Cost of product
 revenues                              --             689             307           2,039
 Selling, general and
 administrative                    30,567          32,590          97,380          90,559
 Depreciation and
 amortization                      22,075          18,676          67,569          52,300
 Impairment of assets
 (see Note 13)                    260,827              --         260,827              --
                             ------------    ------------    ------------    ------------
    Total operating
    costs and expenses            356,698         126,801         556,470         319,484
                             ------------    ------------    ------------    ------------
    Loss from operations         (292,200)        (21,343)       (371,479)        (66,562)
                             ------------    ------------    ------------    ------------
Other expenses (income):
 Interest income                     (587)         (2,037)         (2,117)         (8,520)
 Interest expense, net
 of amounts capitalized
 (contractual interest
 of $40,306 and $75,903
 not recorded for the
 three- and nine-month
 periods ended
 September 30, 2000)                2,538          28,022          52,576          84,058
 Other                               (211)        (27,898)        (47,745)        (26,406)
                             ------------    ------------    ------------    ------------
                                    1,740          (1,913)          2,714          49,132
                             ------------    ------------    ------------    ------------
Loss before
reorganization expenses
and income tax expense           (293,940)        (19,430)       (374,193)       (115,694)

Reorganization expenses
(see Note 6)                        8,179              --          12,777              --
                             ------------    ------------    ------------    ------------
    Net loss                 $   (302,119)   $    (19,430)   $   (386,970)   $   (115,694)
                             ------------    ------------    ------------    ------------
    Net loss per share,
    basic and diluted(1)     $      (7.56)   $       (.52)   $      (9.95)   $      (3.22)
                             ------------    ------------    ------------    ------------
    Weighted average
    shares outstanding         39,983,569      37,550,357      39,324,074      37,121,573
                             ------------    ------------    ------------    ------------

---------

(1) Net loss per share is increased for preference shares' accretion totaling $0 for the three-month periods ended September 30, 2000 and 1999, and $4,320 and $3,862 for the nine-month periods ended September 30, 2000 and 1999, respectively.

           See notes to condensed consolidated financial statements.

                                        3

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


                          GST Telecommunications, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (Unaudited)

                                                  Nine Months
                                              Ended September 30,
                                              ----------------------
                                                 2000        1999
                                              ---------    ---------
Operations:
 Net loss                                     $(386,970)   $(115,694)
 Adjustments to reconcile net loss to net
 cash used in operations:
   Depreciation and amortization                 70,019       56,990
   Accretion and accrual of interest             32,798       53,832
   Non-cash stock compensation and other
   expense                                          224        1,662
   (Gain) loss on disposal of assets             (1,411)       3,430
   Gain on sale of investments                  (42,349)          --
   Loss on impairment of assets                 260,827           --
   Changes in non-cash operating working
   capital:
    Accounts receivable, net                        950      (39,395)
    Construction contracts receivable            (3,728)         281
    Prepaid, other current and other
    assets, net                                  (7,310)     (14,318)
    Accounts payable and accrued
    liabilities, prior to reorganization         (4,453)      32,328
    Post-petition accounts payable and
    accrued liabilities                          50,861           --
    Pre-petition accounts payable and
    accrued liabilities, authorized by the
    court                                        (3,537)          --
    Deferred revenue                              2,409        8,584
    Deferred revenue from construction
    contracts                                    25,460           --
                                              ---------    ---------
     Cash used in operations                     (6,210)     (12,300)
                                              ---------    ---------
Investments:
 Proceeds from sale of investments               56,580           --
 Purchase of property and equipment             (80,643)    (215,323)
 Proceeds from sale of assets                     5,966        1,500
 Purchase of other assets                            --         (333)
 Change in investments restricted for the
 purchase of property and equipment               6,338      173,148
                                              ---------    ---------
     Cash used in investing activities          (11,759)     (41,008)
                                              ---------    ---------
Financing:
 Proceeds from long-term debt                     2,311        1,782
 Principal payments on long-term debt and
 capital leases, prior to reorganization        (13,915)     (13,312)
 Issuance of common shares, net of
 issuance costs                                   1,273        8,357
 Deferred debt financing costs                   (1,135)          --
 Change in investments restricted to
 finance interest payments                       17,192       15,615
                                              ---------    ---------
     Cash provided by financing
     activities                                   5,726       12,442
                                              ---------    ---------
      Decrease in cash and cash
      equivalents                               (12,243)     (40,866)
Cash and cash equivalents, beginning of
period                                           42,983       86,070
                                              ---------    ---------
Cash and cash equivalents, end of period      $  30,740    $  45,204
                                              ---------    ---------


            See notes to condensed consolidated financial statements.

                                        4

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


                          GST TELECOMMUNICATIONS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                   (UNAUDITED)

1. BANKRUPTCY PROCEEDINGS

    On May 17, 2000, GST Telecommunications, Inc. ("GST" or the "Company"), and its subsidiaries filed voluntary petitions for protection from creditors under Chapter 11 of the United States Bankruptcy Code in the District of Delaware ("Bankruptcy Code"). The Company and its subsidiaries (collectively the "Debtors") are currently operating as debtors-in-possession under the supervision of the United States District Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 cases have been consolidated for the purpose of joint administration under Case No. 00-1982 (GMS).

    On May 17, 2000, the Debtors also commenced ancillary proceedings under the Companies' Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice.

    Under the proceedings, substantially all liabilities, litigation and claims pending against the Debtors in existence at the filing date are stayed unless the stay is modified or lifted or payment has been otherwise authorized by the Bankruptcy Court.

    On May 11, 2000, we obtained a commitment letter from Heller Financial, Inc. ("Heller") which will provide us, subject to satisfying certain conditions, debtor-in-possession financing for $50,000 and the potential for up to an additional $75,000 in cash. On May 26, 2000, the Bankruptcy Court entered an order approving the initial $30,000 of this financing. On July 26, 2000, the Bankruptcy Court entered an order providing a superpriority interest for Heller over the secured debt of existing bondholders, upon the consent of a majority of the secured bondholders, which will in turn permit Heller to provide approximately $40,000 of the $50,000 in financing mentioned above. Based upon current unencumbered assets, the additional $10,000 is available without the consent of the bondholders. To date, we have not drawn on the Heller credit facility, or sought bondholder consent.

    On June 13, 2000, we opened the bidding procedures with the approval of the Bankruptcy Court in an auction format for substantially all of our assets. After an extension of the original bid and auction dates, qualified buyers were required to submit their bids as of August 11, 2000. On September 11, 2000, the Company and Time Warner Telecom Inc. executed a definitive asset purchase agreement which provides for the purchase of substantially all of the Company's assets, excluding certain assets in Hawaii and certain non-core businesses, for $690,000. On September 21, 2000, the Bankruptcy Court approved the definitive asset purchase agreement between the Company and Time Warner Telecom Inc. Closing of the sale is anticipated in the last quarter of 2000, or first quarter of 2001, subject to regulatory approvals and other customary terms and conditions. In addition, the Company is seeking purchasers for certain of its remaining assets.

    Under the Bankruptcy Code, the rights and treatment of pre-petition creditors and shareholders may be substantially altered. At this time, it is not possible to predict the outcome of the Chapter 11 cases in general or the effect of the cases on our business, or on the interests of creditors and shareholders. Management believes that it is highly unlikely that current equity security holders will receive any distribution under any reorganization or liquidation of our assets.

2. BASIS OF PRESENTATION

    The accompanying condensed, consolidated financial statements have been prepared in conformity with generally accepted accounting principles. However, certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to the rules and regulations of the Securities and

                                        5

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

Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The statements also include an impairment of assets charge (see "Note 13"). The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year or for subsequent periods. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended December 31, 1999, as included in the Company's annual report on Form 10-K.

3. LIABILITIES SUBJECT TO COMPROMISE

    As of September 30, 2000, liabilities subject to compromise consist of the following:

            Trade payables                          $    43,837
            Accrued liabilities                          18,495
            Current portion, long-term debt              20,030
            Current portion, capital lease                4,331
            obligations
            Long-term debt, less current portion      1,155,990
            Capital lease obligations, less              13,767
            current portion
            Long-term interest payable                   52,007
            Other long-term liabilities                  14,185
                                                    -----------
            Total                                   $ 1,322,642
                                                    -----------

4. BASIC AND DILUTED NET LOSS PER SHARE

    For the three- and nine-month periods ended September 30, 2000 and 1999, common stock equivalents were antidilutive and were not included in diluted weighted average shares outstanding. If the Company had reported net income for the periods presented, the weighted average number of common equivalent shares used to determine diluted net loss per share would have increased by 39,911 and 699,406 for the three- and nine-month periods ended September 30, 2000, respectively, compared to 14,693,507 and 15,122,291 for the three- and nine-month periods ended September 30, 1999.

5. SHAREHOLDERS' EQUITY

    Shares issued and outstanding are as follows:


                                         September 30,   December 31,
                                             2000           1999
                                         -------------   ------------
            Common shares, no par value     40,023,480     37,734,507

6. REORGANIZATION EXPENSES

    For the three- and nine-month periods ended September 30, 2000, reorganization expenses totaled $8,179 and $12,777, respectively. This consisted of $3,543 and $6,107 for professional expenses, and $4,066 and $6,100 for a retention bonus accrual, and $570 and $0 in other reorganization expenses for the three- and nine-months ended September 30, 2000, respectively. The retention bonus accrual is pursuant to a Bankruptcy Court-approved plan to retain our employees through the bankruptcy process. For the three- and nine-months ended September 30, 2000, cash expended for reorganization costs totaled $3,355, consisting of $206 for professional expenses and $3,149 for retention bonuses. At September 30, 2000, we had accrued $3,860 for professional expenses, $2,951 related to the retention bonus plan, and $570 for other reorganization expenses.

                                        6

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

7. ACCUMULATED OTHER COMPREHENSIVE INCOME

    The Company accounts for comprehensive income under Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." Comprehensive income is defined as changes in stockholders' equity exclusive of transactions with owners such as capital contributions and dividends. The change in the Company's accumulated other comprehensive income is as follows:


                                       September 30,  December 31,
                                           2000          1999
                                       -------------  ------------
            Balance, beginning of
            period                     $      44,550  $     36,675
            Change in unrealized gain
            on available-for-sale
            investment sold during
            the period                       (44,550)        7,875
                                       -------------  ------------
            Balance, end of period     $          --  $     44,550

    The balance as of September 30, 2000, is $0 because the Company sold its investment in Global Light Telecommunications, Inc. during the three-months ended March 31, 2000 (see "Note 11").

8. SUPPLEMENTAL CASH FLOW INFORMATION

                                                        Nine Months
                                                    Ended September 30,
                                              --------------------------------
                                                   2000              1999
                                              --------------    --------------
Supplemental disclosure of cash flow
information:
 Pre-petition cash paid for interest          $       22,808    $       27,143
 Post-petition cash paid for interest                    228                --
Supplemental schedule of non-cash investing
and financing activities:
 Disposition of subsidiary:
   Assets                                             (4,182)            2,579
   Liabilities                                          (266)             (216)
 Amounts in accounts payable and accrued
 liabilities for the purchase of fixed
 assets at end of period                                  --            28,560
 Assets acquired through capital leases                   --             1,590
 Conversion of debt to equity                         15,772               774
 Long-term debt and capital leases
 reclassified to "Liabilities subject to
 compromise"                                       1,194,118                --

9. CAPITALIZATION OF INTEREST

    The Company capitalized interest of $0 and $8,488 as a part of property and equipment for the three- and nine-month periods ended September 30, 2000, respectively, compared to $9,884 and $29,001 for the three- and nine-month periods ended September 30, 1999, respectively.

10. ACCRUED SEVERANCE

    In the fourth quarter of 1998, the Company accrued $1,113 in severance-related costs. The following table details activity related to the severance accrual.


            Accrual at December 31, 1998               $ 1,113
            Payments                                      (737)
            Adjustments                                    (61)
                                                       -------
            Accrual at September 30, 2000              $   315
                                                       -------



                                        7

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

11. SALE OF GLOBAL INVESTMENT

    In a series of transactions during the three-months ended March 31, 2000, the Company sold its investment in Global Light
Telecommunications, Inc. ("Global"). The Company was accounting for the investment as available-for-sale under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The after-tax net gain as a result of these transactions was $42,349.

12. DEBT SERVICE REQUIREMENTS

    At September 30, 2000, the Company had $1,194,118 of indebtedness outstanding along with $74,008 of mandatorily redeemable preference shares. As a result of filing for protection under bankruptcy law, the Company is not permitted to make any payments of the debt service requirements with the exception of certain capital lease obligations. All of these obligations are subject to discharge in bankruptcy upon the completion of all proceedings.

13. IMPAIRMENT OF ASSETS

    As a result of entering into the definitive asset purchase agreement with Time Warner Telecom Inc. in the amount of $690,000 and anticipated proceeds from the sale or sales of all remaining assets, the Company recorded an impairment charge, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of," of $260,800 during the three-months ended September 30, 2000.

14. ADOPTION OF NEW ACCOUNTING STANDARDS

    In June 1999, the Financial Accounting Standards Board (the "FASB") issued Interpretation No. 43 ("FIN 43"), "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, conduit is considered integral equipment and dark fiber will likely be considered integral equipment. Accordingly, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. For contracts entered into after June 30, 1999, sales-type lease accounting will no longer be appropriate for conduit and dark fiber leases and, therefore, these transactions will be accounted for as operating leases unless title transfers to the lessee.

    In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation," an interpretation of Accounting Principles Board Opinion No. 25. This Interpretation clarifies the application of Opinion 25 for certain issues: a) the definition of employee for purposes of applying Opinion 25, b) the criteria for determining whether a plan qualifies as a noncompensatory plan, c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective July 1, 2000. The adoption of this Interpretation has not had a material effect on our financial position or on the results of operations.


                                        8

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


ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This Quarterly Report contains "forward-looking statements" within the meaning of the securities laws. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond GST Telecommunications, Inc.'s ("GST" or the "Company") control. All statements included in this Quarterly Report, other than statements of historical facts, are forward-looking statements, including the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding our strategy, future operations, financial position, projected costs, prospects, plans and objectives of management.

    Certain statements contained in this Quarterly Report, including without limitation, statements containing the words "will," "anticipate," "believe," "intend," "estimate," "expect," "project" and words of similar import, constitute forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, the following:

     . the uncertainty of our future as a result of filing for protection under bankruptcy law;

     .    the significant amount of our indebtedness;

     . our limited operating history and expectation of operating losses;

     . the availability and terms of the significant additional capital required to fund our expansion;

     . the extensive competition we expect to face in each of our markets;

     . our dependence on sophisticated information and processing systems;

     .    our ability to manage growth;

     . our ability to access markets and obtain any required governmental authorizations, franchises and permits, in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     .    technological change; and

     . changes in, or the failure to comply with, existing government regulations.

    All forward-looking statements speak only as of the date of this Quarterly Report. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this Quarterly Report are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Overview

    We are, through our subsidiaries, a facilities-based integrated communications provider ("ICP"), offering a broad range of telecommunications products and services, primarily to business customers located in California and other western states. We own and operate a converged network capable of carrying both voice and data traffic--offering our customers an alternative to incumbent local exchange carriers. Our current products include data transport, high-speed Internet access, voice services (including a bundled offering of local and long distance services), and wholesale services, including dark fiber and conduit rights.

                                        9

    ------------------------------------------------------------------------

    As an ICP, we have one reportable operating segment. While our chief decision-maker monitors the revenue streams of various services, operations are managed and financial performance is evaluated based upon the delivery of multiple services over a common network and facilities. The various revenue streams generate many shared expenses. As a result, we believe that any allocation of the expenses to multiple revenue streams would be impractical and arbitrary. For that reason, we do not currently make such allocations internally. Furthermore, substantially all of our revenue is attributable to customers in the United States and all significant operating assets are located within the United States.

The chief decision-maker does, however, monitor revenue streams consolidated at a more detailed level than those depicted in our historical general purpose financial statements. The following table presents revenues by service type (in thousands):

                                           Three months
                                               ended          Nine months ended
                                           September 30,        September 30,
                                       -------------------   -------------------
                                           2000       1999       2000       1999
                                       --------   --------   --------   --------
Local service                          $ 21,682   $ 17,822   $ 62,872   $ 52,763
Long distance
services(1)                              11,724     16,648     39,169     52,639
Data services                             7,460      5,349     21,764     14,757
Internet services                         1,434      2,335      4,057      7,379
Long-haul
services(2)                               9,922      7,856     31,255     20,799
Product                                      --      1,345        205      3,577
Other                                       311        411      1,106      2,029
Construction and
facility sales                           11,965     53,692     24,563     98,979
                                       --------   --------   --------   --------
Total revenues                         $ 64,498   $105,458   $184,991   $252,922
                                       --------   --------   --------   --------

---------

(1) Long distance services represents revenue from toll charge calls outside the customers local calling area.

(2) Long-haul services represents revenue from point-to-point line services.

Recent Developments

    On May 17, 2000, GST and its subsidiaries filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. We are currently operating as debtors-in-possession under the supervision of the United States District Court for the District of Delaware (the "Bankruptcy Court"). The Chapter 11 cases have been consolidated for the purpose of joint administration under Case No. 00-1982 (GMS).

    On May 17, 2000, we also commenced ancillary proceedings under the Companies' Creditors Arrangement Act in Canada in the Ontario Superior Court of Justice.

    Under the proceedings, substantially all liabilities, litigation and claims pending against the Debtors in existence at the filing date are stayed unless the stay is modified or lifted or payment has been otherwise authorized by the Bankruptcy Court.

    On May 11, 2000, we obtained a commitment letter from Heller Financial, Inc. ("Heller") which will provide us, subject to satisfying certain conditions, debtor-in-possession financing for $50.0 million and the potential for up to an additional $75.0 million in cash. On May 26, 2000, the Bankruptcy Court entered an order approving the initial $30.0 million of this financing. On July 26, 2000, the Bankruptcy Court entered an order providing a superpriority interest for Heller over the secured debt of existing bondholders, upon the consent of a majority of the secured bondholders, which will in turn permit Heller to provide approximately $40.0 million of the $50.0 million in financing mentioned above. Based upon the current unencumbered assets, the additional $10.0 million is available without the consent of

                                       10

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

the bondholders. To date, we have not drawn on the Heller credit facility, or sought bondholder consent.

    On June 13, 2000, we opened the bidding procedures with the approval of the Bankruptcy Court in an auction format for substantially all of our assets. After an extension of the original bid and auction dates, qualified buyers were required to submit their bids as of August 11, 2000. On September 11, 2000, the Company and Time Warner Telecom Inc. executed a definitive asset purchase agreement which provides for the purchase of substantially all of the Company's assets, excluding certain assets in Hawaii and certain non-core businesses for $690.0 million. On September 21, 2000 the Bankruptcy Court approved the definitive asset purchase agreement between the Company and Time Warner Telecom Inc. Closing of the sale is anticipated in the last quarter of 2000, or first quarter of 2001, subject to regulatory approvals and other customary terms and conditions. In addition, the Company is seeking purchasers for certain of its remaining assets.

    On July 26, 2000, the Bankruptcy Court approved the modification of existing construction and capacity contracts between us and 360networks, Level (3) Communications ("Level (3)"), and Williams Communications ("Williams"). We agreed to assume certain of our contracts with the three companies within the meaning of the Bankruptcy Code and to make other commitments, in return for which 360networks, Level (3), and Williams agreed to various changes in their relationships with us. The commitments by 360networks, Level (3), and Williams resulted in the acceleration of cash paid to us for our provision of conduits or fiber to the three companies and reduced the near-term cash paid by us for certain construction obligations, resulting in a net cash flow benefit of approximately $26.0 million, of which approximately $20.0 million had been realized as of September 30, 2000. These modifications, in addition to the Heller credit facility, should enable us to finance our operations pending disposition of our assets.

    Under the Bankruptcy Code, the rights and treatment of pre-petition creditors and shareholders may be substantially altered. At this time, it is not possible to predict the outcome of the Chapter 11 cases in general or the effect of the cases on our business, or on the interests of creditors and shareholders. Management believes that it is highly unlikely that current equity security holders will receive any distribution under any reorganization or liquidation of our assets.

Results of Operations

    Revenues. Total revenue for the three- and nine-month periods ended September 30, 2000, decreased $41.0 million, or 38.8%, and $67.9 million, or 26.9%, respectively, to $64.5 million from $105.5 million and $185.0 million from $252.9 million, respectively, for the three-and nine-month periods ended September 30, 1999.

    Telecommunications and other services revenues for the three- and nine-month periods ended September 30, 2000, increased $2.1 million, or 4.2%, and $9.8 million, or 6.6%, respectively, to $52.5 million from $50.4 million, and $160.2 million from $150.4 million, respectively, for the three- and nine-month periods ended September 30, 1999. The increase in telecommunications and other services revenues resulted from increased local, data and long-haul services, and from an increase in reciprocal compensation. We bundle these products to provide better access and services to our customers. Reciprocal compensation, which we recognize based on interconnection agreements and other agreements with ILECs, totaled $4.5 million and $13.4 million for the three- and nine-month periods ended September 30, 2000, compared to $3.0 million and $5.2 million, respectively, for the three- and nine-month periods ended September 30, 1999. These increases were partially offset by decreases in long distance and internet revenues.

    Construction, facility sales and other revenue for all periods presented is primarily derived from three contracts to sell or lease fiber and conduit systems throughout California and the Pacific Northwest. The bulk of the revenue for these contracts was recognized in 1999. As a result,

                                       11

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

construction, facility sales and other revenue for the three- and nine-month periods ended September 30, 2000, decreased $41.7 million and $74.4 million, respectively, to $12.0 million from $53.7 million and $24.6 million from $99.0 million, respectively, for the three- and nine-month periods ended September 30, 1999. Because fiber and conduit systems are a limited resource and because non-recurring transactions significantly impact construction, facility sales and other revenue, we anticipate that such revenues will continue to fluctuate in the future. In addition, the adoption of FIN 43 will impact the amounts of revenue related to lease transactions (see "Note 14 in Item 1").

    Product revenue for the three- and nine-month periods ended September 30, 2000 decreased to $0 and $.2 million from $1.3 million and $3.6 million, respectively, in the three- and nine-month periods ended September 30, 1999. The decrease in product revenue was due to the divestitures of Texas-based Action Telecom, Inc.'s ("Action Telecom") product sales division relating to long distance interconnection equipment in October 1999, and Action Telecom's product sales division relating to Network Analysis Management Systems ("NAMS") in March 2000.

    Operating Expenses. Total operating expenses for the three-month period ended September 30, 2000, increased $230.5 million, or 181.8%, to $357.3 million from $126.8 million for the three-month period ended September 30, 1999. Total operating expenses for the nine-month period ended September 30, 2000, increased $237.6 million, or 74.4%, to $557.0 million from $319.5 million for the nine-month period ended September 30, 1999.

    Network expenses, which include direct local and long distance circuit costs, were 53.5% and 59.0%, respectively of telecommunications services revenues for the three- and nine-month periods ended September 30, 2000, compared to 64.0% and 64.4% for the comparable periods in the previous year. The decrease in network expenses as a percentage of revenue resulted from an increase in revenues for traffic carried on our network as a percentage of total telecommunications services revenues.

    Facilities administration and maintenance expenses for the three- and nine-month periods ended September 30, 2000, were 13.4% and 12.0%, respectively, of telecommunications services revenues compared to 10.6% and 9.8%, respectively, of telecommunications services revenues for the three- and nine-month periods ended September 30, 1999. The increase is attributable to: 1) a decrease in capitalized labor and overhead and 2) an increase in cable locate services.

    Cost of construction revenues for the three- and nine-month periods ended September 30, 2000, were $8.1 million and $16.6 million, respectively, a decrease of $29.1 million and $46.5 million over the comparable periods in the previous year. The decrease corresponded to the decrease in construction, facility sales and other revenue. For the three- and nine-month periods ended September 30, 2000, cost of construction revenues was 67.7% and 67.5% of construction revenues, compared to 69.3% and 63.7% for the three- and nine-month periods ended September 30, 1999.

    Cost of product revenues for the three- and nine-month periods ended September 30, 2000, were $0 and $.3 million, respectively, a decrease of $.7 million and $1.7 million, respectively, over the three- and nine-month periods ended September 30, 1999. The decrease in cost of product revenues relates to the divestiture of the NAMS product division.

    Selling, general and administrative expenses for the three- and nine-month periods ended September 30, 2000, decreased $2.0 million, or 6.2%, and increased $6.8 million, or 7.5%, respectively, to $30.6 million from $32.6 million and $97.4 million from $90.6 million, respectively for the three- and nine-month periods ended September 30, 1999. The decrease for the three-month period is primarily related to: 1) a decrease in payroll expenses related to a decrease in the number of employees; 2) a decrease in bonuses related to our variable incentive plan; and 3) a decrease in litigation costs. Such decrease was partially offset by an accrual of $5.8 million related to settlements and likely settlements of disputed items raised in the course of the banktruptcy. The increase for the nine-month period was

                                       12

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

primarily related to: 1) an increase in severance related to a reduction in workforce; 2) an increase in property taxes; and 3) a $5.8 million accrual related to settlements and likely settlements of disputed items raised in the course of the bankruptcy. Such increase was partially offset by a decrease in litigation costs. As a percentage of total revenue, selling, general and administrative expenses for the three- and nine-month periods ended September 30, 2000 were 48.3% and 52.9%, respectively, compared to 31.0% and 35.8% for the comparable periods in the previous year.

    Depreciation and amortization for the three- and nine- month periods ended September 30, 2000, increased $3.4 million, or 18.2%, and $15.3 million, or 29.2%, respectively, as compared to the three- and nine-month periods ended September 30, 1999. The increase is attributable to newly-constructed networks and related equipment being placed into service and to the amortization of intangible assets related to our acquisitions. Depreciation and amortization expense was 34.2% and 36.5% of total revenue for the three- and nine-month periods ended September 30, 2000, compared to 17.7% and 20.7%, respectively, for the comparable three- and nine-month periods ended September 30, 1999.

    As a result of entering into the definitive asset purchase agreement with Time Warner Telecom Inc. in the amount of $690.0 million and anticipated proceeds from the sale or sales of all remaining assets, we recorded an impairment charge, pursuant to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of," of $260.8 million during the three-months ended September 30, 2000 (see "Note 13 in Item 1").

    Other Expenses/Income. For the three- and nine-month periods ended September 30, 2000, we recorded net other expense of $1.7 million and $2.7 million, respectively, compared to net other income of $1.9 million and net other expense of $49.1 million for the three- and nine-month periods ended September 30, 1999, respectively. For the nine-month period ended September 30, 2000, net other expense includes a $42.3 million net gain resulting from the sale of 3.6 million shares of common stock in Global Light Telecommunications, Inc. (the "Global Sale"). For the three- and nine-month periods ending September 30, 1999, we realized a net gain of $28.0 million from the settlement of various lawsuits (the "Global Settlement"). Excluding such transactions, net other expense would have decreased $24.3 million for the three-month period ended September 30, 2000, as compared to the three-month period ended September 30, 1999. Excluding such transactions, net other expense would have decreased $32.1 million for the nine-month period ended September 30, 2000, as compared to the nine-month period ended September 30, 1999. Such decrease was related to a decrease in interest expense that resulted from our Chapter 11 filing. Under Chapter 11, all of our debt was reclassified to liabilities subject to compromise and we are no longer recording interest expense on such debt, with the exception of certain capital leases.

    Reorganization Expenses. For the three- and nine-month periods ended September 30, 2000, reorganization expenses totaled $8.2 million and $12.8 million, respectively. This consisted of $3.5 million and $6.1 million for professional expenses, $4.1 million and $6.1 million for a retention bonus accrual, and $.6 million and $0 in other reorganization expenses for the three- and nine-months ended September 30, 2000, respectively. The retention bonus accrual is pursuant to a Bankruptcy Court-approved plan to retain our employees during the bankruptcy process. For the three- and nine-months ended September 30, 2000, cash expended for reorganization costs totaled $3.4 million, consisting of $.2 million for professional expenses and $3.1 million for retention bonuses. At September 30, 2000, we had accrued $3.9 million for professional expenses, $3.0 million related to the retention bonus plan, and $.6 million for other reorganization expenses.

    Net Loss. Net loss for the three-month period ended September 30, 2000, increased $282.7 million to $302.1 million from $19.4 million for the three-month period ended September 30, 1999. Net loss for the nine-month period ended September 30, 2000, increased $271.3 million to $387.0 million from $115.7 million for the nine-month period ended September 30, 1999. Excluding the $260.8 million impairment of assets charge recorded in the three-months ended September 30, 2000,

                                       13

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


and the $28.0 million gain in the Global Settlement recorded in the three-months ended September 30, 1999, the net loss would have been $37.0 million for the three-months ended September 30, 2000, compared to a loss of $39.1 million for the three-months ended September 30, 1999. Excluding the $260.8 million impairment of assets charge and $42.3 million gain on the Global Sale recorded in the nine-months ended September 30, 2000, and the $28.0 million gain on the Global Settlement recorded in the three-months ended September 30, 1999, the net loss would have been $168.4 million for the nine-months ended September 30, 2000, compared to a loss of $143.7 million for the nine-months ended September 30, 1999.

Liquidity and Capital Resources

    We have incurred significant operating and net losses as a result of the development and operation of our networks. As a result of this, we have filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware. We expect that our operating losses will continue as we operate as a debtor-in-possession under bankruptcy law. Cash provided by our operations may not be sufficient to fund the continuation of daily operations of the business through the conclusion of the bankruptcy process.

    At September 30, 2000, we had approximately $1,194.1 million of indebtedness outstanding and $74.0 million of 11.875% mandatorily redeemable preference shares. As a result of filing for protection under bankruptcy law, we will not be able to make any of our debt service requirements that are outstanding as of May 17, 2000 with the exception of certain capital lease obligations. We have significant debt service obligations, most of which will not be met under bankruptcy law. These amounts are principal and interest payments of approximately $33.7 million, $113.3 million, $110.5 million, $153.7 million and $168.5 million in the remainder of 2000 and in 2001, 2002, 2003 and 2004, respectively. All of these amounts may be discharged in bankruptcy, subject to distribution of proceeds from the sale of our assets. There can be no assurance that any amounts owed to unsecured creditors will be paid.

    At September 30, 2000, we had cash and cash equivalents of approximately $30.7 million. On May 11, 2000, we obtained a commitment letter from Heller Financial, Inc. ("Heller") which will provide us, subject to satisfying certain conditions, debtor-in-possession financing for $50.0 million and the potential for up to an additional $75.0 million in cash. On May 26, 2000, the Bankruptcy Court entered an order approving the initial $30.0 million of this financing. On July 26, 2000, the Bankruptcy Court entered an order providing a superpriority interest for Heller over the secured debt of existing bondholders upon the consent of a majority of the secured bondholders, which will in turn permit Heller to provide approximately $40.0 million of the $50.0 million in financing mentioned above. Based upon current unencumbered assets, the additional $10.0 million is available without the consent of the bondholders. To date, we have not drawn on the Heller credit facility, or sought bondholder consent.

    On July 26, 2000, the Bankruptcy Court approved the modification of existing construction and capacity contracts between the Company and 360networks, Level
(3), and Williams. We agreed to assume certain of our contracts with the three companies within the meaning of the Bankruptcy Code and to make other commitments, in return for which 360networks, Level (3), and Williams agreed to various changes in their relationships with us. The commitments by 360networks, Level (3), and Williams resulted in the acceleration of cash paid to us for our provision of conduits or fiber to the three companies and reduced the near-term cash paid by us for certain construction obligations, resulting in a net cash flow benefit of approximately $26.0 million, of which approximately $20.0 million had been realized as of September 30, 2000. These modifications, in addition to the Heller credit facility, should enable us to finance our operations from September 30, 2000 through the disposition of our assets.

                                       14

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

    If a sale of our assets to Time Warner Telecom Inc. is not completed, we will either reorganize our operations or liquidate the affected assets. To the degree we are unable to sell our remaining assets, the unsold assets will be liquidated. The extent of additional financing will depend on, among other things, the outcome of our bankruptcy proceedings. In the event that our plans or assumptions change or prove to be inaccurate, we incur significant unexpected expenses, or our cash resources, together with borrowings under the current financing arrangements, prove to be insufficient to fund operations, we may be required to seek additional sources of capital (or seek additional capital sooner than currently anticipated).

    Our net cash used in operating activities was $6.2 million and $12.3 million for the nine-months ended September 30, 2000 and 1999, respectively, and net cash used in investing activities was $11.8 million and $41.0 million for the nine-months ended September 30, 2000 and 1999, respectively. For the nine-months ended September 30, 2000, net cash used in investing activities included $56.6 million of proceeds from the Global Sale and $6.3 million from the sale of restricted investments. For the nine-months ended September 30, 1999, net cash used in investing activities included $173.1 million from the sale of restricted investments. Excluding such proceeds and transfers, net cash used in investing activities would have decreased $80.6 million for the nine-months ended September 30, 2000, as compared with the nine-months ended September 30, 1999. Net cash provided by financing activities from borrowings and equity issuances to fund capital expenditures, acquisitions and operating losses was $5.7 million and $12.4 million for the nine-months ended September 30, 2000 and 1999, respectively.

    Capital expenditures for the nine-months ended September 30, 2000 and 1999, were $79.4 million and $222.0 million, respectively, including $8.5 million and $25.9 million of capitalized interest. Capital expenditures between September 30, 2000 and the close of sale of assets to Time Warner Telecom Inc. are expected to be approximately $20.1 million.

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


ITEM 3: QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    INTEREST RATE MARKET RISK--The Company has fixed income investments consisting of cash equivalents, short-term investments in U.S. government debt instruments, certificates of deposit and commercial paper.

    Interest income earned on the Company's investment portfolio is affected by changes in the general level of U.S. interest rates. The Company believes that it is not exposed to significant changes in fair value because such investments are classified as available-for-sale and held-to-maturity and are recorded at amortized cost. The fair value of each investment approximates its amortized cost.

    The following table provides information about the Company's risk exposure associated with changing interest rates. Currently, the Company does not use derivative financial instruments to manage its interest rate risk.

                                              Expected Maturity
                  ----------------------------------------------------------------------------
                                                                                                    Market Value
                                                                                                        at
                                                                                                    September 30,
                  2000      2001      2002      2003      2004       Thereafter       Total             2000
                 ------   -------    -------  -------    --------    ----------     ----------      -------------
                                             (In thousands of dollars)
Long-term
Debt:
 Fixed rate                                                          $1,097,906(1)  $1,097,906(1)   $618,316(2)
  Average
  interest
  rate                                                                   12.275%
 Variable
 rate            $9,829   $20,021    $20,834  $21,740    $ 11,951    $    5,172     $   89,547
  Average
  interest
  rate
  (LIBOR
  plus)            3.25%     3.28%      3.34%    3.35%       3.22%         3.17%

Capital
Leases:
 Fixed rate      $2,315   $ 3,206    $ 1,847  $ 1,840    $  1,974         7,199     $   18,381
  Average
  interest
  rate            11.89%    11.89%     11.89%   11.89%      11.89%        11.89%

Redeemable
Preferred
Stock:
 Fixed rate                                                          $  112,000     $  112,000
  Average
  interest
  rate                                                                    11.88%

---------

(1) Includes $155,433 of unaccreted discount. Excludes $144,000 in long-term debt related to the Company's 12.75% Senior Subordinated Accrual Notes (the "Accrual Notes") for which no market quotes were available as of September 30, 2000.

(2) Based on quoted market prices at September 30, 2000. Excludes market value for the Accrual Notes for which no market quotes were available as of September 30, 2000.

    MARKET PRICE RISK--The Company's risk exposure associated with market price is limited to its long-term debt that is publicly traded. These bonds are recorded at book value, which could vary from current market prices.

    FOREIGN CURRENCY MARKET RISK--Although the Company conducts some business in Canada, the international operations were not material to the Company's consolidated financial position. Accordingly, the Company was not subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currencies would have on the Company's future costs or on future cash flows it would receive.

                                       16

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